Exhibit 99.1

IO Biotech, Inc. Announces $75 Million Private Placement Financing

•	Offering includes participation from both new and existing healthcare-dedicated investors.

•	Proceeds extend the company’s cash runway into the fourth quarter of 2025

NEW YORK, August 7, 2023 (GLOBE NEWSWIRE) – IO Biotech, Inc. (Nasdaq: IOBT), a clinical biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® technology platform, today announced that it has entered into a definitive securities purchase agreement for a private placement that is expected to result in gross proceeds of approximately $75 million, before deducting offering expenses. The private placement includes participation from new and existing investors, including Lundbeckfonden BioCapital; Kurma Growth Opportunities Fund; Vivo Capital; Armistice Capital; Marshall Wace; Samsara BioCapital; Novo Holdings; Stonepine Capital Management; PFM Health Sciences, LP; HBM Healthcare Investments (Cayman) Limited; Pivotal Life Sciences; Sunstone Life Science Ventures; Logos Capital; Altamont Pharmaceutical Holdings, LLC; and The Red Hook Fund LP; among others. Members of the company’s management team also participated in this transaction.

“The continued strong support that we have received from our existing investors and the enthusiasm from an impressive group of new healthcare investors are testaments to the potential of IO102-IO103, to the strength of the data generated to date from the Phase 1/2 study in metastatic melanoma and from our ongoing Phase 2 basket study (IOB-022/KND38),” said Mai-Britt Zocca, PhD, President and CEO of IO Biotech. “With the proceeds of this financing, we expect to have sufficient capital to fund our operations into the fourth quarter of 2025, supporting the continued development of IO102-IO103 through critical clinical milestones from our pivotal Phase 3 trial in first-line advanced melanoma, as well as from our Phase 2 studies.”

Under the securities purchase agreement, the investors have agreed to purchase 37,065,647 shares of the company’s common stock and accompanying warrants to purchase up to an aggregate of 37,065,647 shares of common stock, at a combined purchase price of $2.025 per share and accompanying warrant. Each accompanying warrant will represent the right to purchase one share of the company’s common stock at an exercise price of $2.47 per share. The warrants will be exercisable for a period of three years and six months following the date of issuance.

Morgan Stanley and Piper Sandler acted as joint placement agents for the financing.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About IO102-IO103

IO102-IO103 is an investigational immune-modulating cancer vaccine designed to target the immunosuppressive mechanisms mediated by the proteins indoleamine 2,3-dioxygenase (IDO)

and PD-L1. The company is currently conducting a Phase 3 trial (IOB-013/KN-D18; NCT05155254) evaluating IO102-IO103 in combination with pembrolizumab in first-line advanced melanoma patients. The company is also conducting a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709), a non-comparative, open label trial to investigate the safety and efficacy of IO102-IO103 in combination with pembrolizumab for the first-line treatment of each of the following advanced cancers: non-small cell lung cancer (NSCLC) and squamous cell carcinoma of the head and neck (SCCHN).

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer vaccines based on its T-win® vaccine platform. The T-win platform is a novel approach to cancer vaccines designed to activate T cells to target the most important immunosuppressive cells in the tumor microenvironment. IO Biotech is advancing in clinical studies its lead cancer vaccine candidate, IO102-IO103, targeting IDO and PD-L1, and through preclinical development its other pipeline candidates. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including regarding the closing of the private placement, the timing of the interim analysis of our Phase 3 trial, current or future clinical trials, their progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Company Contact:

Maryann Cimino, Director of Investor Relations

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com